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                                  EXHIBIT 11.1


                     PROFESSIONAL VETERINARY PRODUCTS, LTD.

                 Statement re Computation of Per Share Earnings

        The following table sets forth the computation of basic earnings per share:

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

                                 July 31, 1997    July 31, 1998     July 31, 1999     July 31, 2000
Numerator:
  Net income                       46,030           101,543           140,734            556,599

Denominator:
  Basic common shares
  Outstanding                         966             1,048             1,188              1,381

Basic earnings per share            47.65             96.89            118.46             403.04

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